UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2012 (March 1, 2012)

Bluesphere Corporation

(Exact name of Registrant as specified in its Charter)

Nevada	333-147716	98-0550257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500

(Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code: 972-9-8917438

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On July 1, 2012, Registrant entered into and signed an investment agreement with Fidelity Venture Capital Limited, an Israeli company (“Fidelity”), pursuant to which Fidelity has committed to arrange the investment of up to USD 1,000,000 in notes convertible into shares of common stock or more senior equity securities of Registrant (if any) for a period of three and one half years at prices ranging from USD 0.02 cents to USD 0.10 cents per share or a discount of 20% of the then market price of Registrant’s shares depending on when any such conversion is consummated. The notes will bear annual interest of 6.5% to be paid semi-annually in arrears. Registrant has committed to pay off the outstanding principal of the notes by paying to Fidelity 7% of gross income and making certain pre-payments of the principal during the term of the notes. Fidelity is to receive shares of common stock of Registrant worth USD 0.70 cents for each dollar it invested in the Notes (the “Incentive Shares”). Registrant has pledged the income from its projects to Fidelity as security to pay the notes in full.

Item 3.02 Unregistered Sales of Equity Securities.

On July 1, 2012, Registrant agreed to issue and transfer to Fidelity approximately 46,000,000 shares of its common stock in order to discharge its obligation to deliver to Fidelity the Incentive Shares described above. The Incentive Shares constitute a 20% ownership stake in Registrant. Registrant will deliver such shares to Fidelity against receipt of cash.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Bluesphere Corporation

Dated: July 5, 2012	by:	/s/ Shlomo Palas

Shlomo Palas CEO